Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-128202, No. 333-134249 and No. 333-208051) on Forms S-8 and the Registration Statement (No. 333-146121 and No. 333-157631) on Forms S-3 of Parke Bancorp, Inc. and Subsidiaries of our reports, dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Parke Bancorp, Inc. and Subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Parke Bancorp, Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ RSM US LLP
Blue Bell, Pennsylvania
March 15, 2019